Index Options Contract Schedule- Index Protection Strategy Rider

Owner: [John Doe] Contract Number: [??687456]
[Joint Owner: [Jane Doe]] Issue Date: [04/15/10]
Annuitant: [John Doe] Scheduled Annuity Date: [04/15/65]
Annuitant's Age [35 Male]
and Gender

Alternate Minimum Value
AMV Factor [87.50]%
AMB Factor [87.50]%
Alternate Interest Rate [1.00]%

Allocation Guidelines:
1. Currently, you can select up to [4] of the Index Protection Strategy Index Options.
2. Allocations must be made in whole percentages.

Index Protection Strategy Index Options
Index	Minimum Declared Protection Strategy Credit for all Index Years
[S&P 500® Index	[0.10]%]
[Nasdaq-100® Index	[0.10]%]
[Russell 2000® Index	[0.10]%]
[EURO STOXX 50®	[0.10]%]

S40895-NF-01                                                                           [Admin Tracking Identifier]